[WOLF & COMPANY, P.C.]

January 31, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      Re:   Sales Online Direct, Inc.
            Commission File No. 0-28720

We have read the statements that we understand Sales Online Direct, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change independent accountants. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.


                                        /s/ WOLF & COMPANY, P.C.

Boston, Massachusetts
January 31, 2003